Exhibit 99(j)

[Letterhead of KPMG LLP]

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Prudential World Fund, Inc.:

We consent to the incorporation by reference, in this registration statement, of our reports dated as set forth below, on the statements of assets and liabilities of the Prudential World Fund, Inc. (comprised of Jennison Global Growth Fund, Strategic Partners International Value Fund, and Dryden International Equity Fund, hereafter referred to as the “Funds”), including the portfolios of investments, as of October 31, 2005, and the related statements of operations for the year then ended, and the statements of changes in net assets and the financial highlights for each of the years in the two-year period then ended.  These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP
KPMG LLP

New York, New York

December 29, 2005

Fund	Date of Report

Jennison Global Growth Fund	December 23, 2005
Strategic Partners International Value Fund	December 23, 2005
Dryden International Equity Fund	December 29, 2005